Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Yolande Doctor	Courtney Boone
Yolande.B.Doctor@Alcoa.com	Courtney.Boone@Alcoa.com

Alcoa Announces Agreement to Sell its 25.1% Stake in Ma’aden Joint Venture to Ma’aden

Alcoa to receive $1.1 billion of proceeds in Ma’aden shares and cash

Transaction simplifies Alcoa’s portfolio in Saudi Arabia and provides greater financial flexibility

PITTSBURGH—(BUSINESS WIRE)—Alcoa (NYSE: AA, ASX: AAI) (“Alcoa” or the “Company”) announced today that it has entered into a binding share purchase and subscription agreement (the “Agreement”) with Saudi Arabian Mining Company (“Ma’aden”), under which Alcoa will sell its full ownership interest of 25.1% in the Ma’aden Joint Venture to Ma’aden for approximately $1.1 billion. The transaction consideration comprises approximately 86 million shares of Ma’aden (valued at $950 million based on the volume-weighted average share price of Ma’aden for the last 30 calendar days as of September 12, 2024) and $150 million in cash.

The joint venture was created in 2009, as a fully integrated mining complex in the Kingdom of Saudi Arabia, and today comprises two entities: the Ma’aden Bauxite and Alumina Company (“MBAC”; the bauxite mine and alumina refinery) and the Ma’aden Aluminium Company (“MAC”; the aluminum smelter and casthouse). Alcoa currently owns 25.1% of the joint venture and Ma’aden owns 74.9%. The carrying value of Alcoa’s investment was $545 million as of June 30, 2024.

Pursuant to the terms of the Agreement, Alcoa will hold its Ma’aden shares for a minimum of three years, with one-third of the shares becoming transferable after each of the third, fourth and fifth anniversaries of closing of the transaction (the “holding period”). During the holding period, Alcoa would be permitted to hedge and borrow against its Ma’aden shares. Under certain circumstances, such minimum holding period would be reduced. Pro forma for the transaction, Alcoa would own approximately 2% of Ma’aden’s current shares outstanding.

“We deeply value our partnership with Ma’aden. We are confident that under the new arrangement, MBAC and MAC are well-positioned for success,” said William F. Oplinger, Alcoa’s President and CEO. “The transaction simplifies our portfolio, enhances visibility in the value of our investment in Saudi Arabia and provides greater financial flexibility for Alcoa, an important part of improving our long-term competitiveness.”

“Since 2009, Alcoa has been a valued partner of Ma’aden, and our aluminium business has benefited substantially from our strategic partnership,” said Bob Wilt, Ma’aden’s CEO. “We look forward to future opportunities to collaborate as we continue to build the mining sector into the third pillar of the Saudi economy.”

The transaction is subject to regulatory approvals, approval by Ma’aden’s shareholders and other customary closing conditions and is expected to close in the first half of 2025.

In connection with the transaction, Citi is acting as Alcoa’s exclusive financial advisor, and White & Case LLP is acting as its legal counsel.

About Alcoa Corporation

Alcoa (NYSE: AA, ASX: AAI) is a global industry leader in bauxite, alumina, and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. With a values-based approach that encompasses integrity, operating excellence, care for people and courageous leadership, our purpose is to Turn Raw Potential into Real Progress. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to greater efficiency, safety, sustainability, and stronger communities wherever we operate.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts.

Cautionary Statement on Forward-Looking Statements

This press release contains statements that relate to future events and expectations about Alcoa’s sale of its interest in the Ma’aden joint venture, including but not limited to Alcoa’s expectations relating to the completion and timing of the transaction, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aim,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “projects,” “reach,” “seeks,” “sees,” “should,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Alcoa’s filings with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.